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Exhibit 4.7

NOVACARDIA, INC.

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

September 21, 2006

1.	REGISTRATION RIGHTS		1
	1.1	Definitions	1
	1.2	Request for Registration	3
	1.3	Company Registration	4
	1.4	Form S-3 Registration	4
	1.5	Obligations of the Company	5
	1.6	Furnish Information	6
	1.7	Expenses of Registration	6
	1.8	Underwriting Requirements	6
	1.9	Delay of Registration	7
	1.10	Indemnification	7
	1.11	Reports Under the Exchange Act	9
	1.12	Assignment of Registration Rights	9
	1.13	Limitations on Subsequent Registration Rights	10
	1.14	Lock-Up Agreement	10
	1.15	Termination of Registration Rights	11
2.	COVENANTS OF THE COMPANY		11
	2.1	Delivery of Financial Statements	11
	2.2	Inspection	11
	2.3	Right of First Offer	11
	2.4	Qualified Small Business Stock Status	13
	2.5	Vesting	13
	2.6	Insurance	14
	2.7	Patent, Copyright and Nondisclosure Agreement	14
	2.8	Non-employee Director Compensation and Expenses	14
	2.9	Qualified Small Business	14
	2.10	Independent Directors	14
	2.11	Termination of Covenants	14

3.	MISCELLANEOUS		14
	3.1	Termination	14
	3.2	Entire Agreement	15
	3.3	Successors and Assigns	15
	3.4	Amendments and Waivers	15
	3.5	Notices	15
	3.6	Severability	15
	3.7	Governing Law	15
	3.8	Counterparts	15
	3.9	Titles and Subtitles	15
	3.10	Aggregation of Stock	16

NOVACARDIA, INC.

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

        This Amended and Restated Investors' Rights Agreement (the "Agreement") is made as of the 21st day of September, 2006, by and among NovaCardia, Inc., a Delaware corporation (the "Company"), the Investors (as defined below) and Lighthouse (as defined below).

RECITALS

        A.    On August 18, 2003, the Company and the holders of the Company's Series A Preferred Stock (the "Series A Preferred") listed on Exhibit A hereto (the "Series A Holders") entered into a Series A Preferred Stock Purchase Agreement (the "Series A Purchase Agreement") pursuant to which the Company sold to the Series A Holders and the Series A Holders purchased from the Company, shares of the Company's Series A Preferred. In connection therewith, the Company and the Series A Holders entered into the predecessor to this Agreement, the Investors' Rights Agreement dated August 18, 2003 (the "Original Agreement").

        B.    On March 21, 2005 and July 14, 2006, the Company issued warrants to purchase preferred stock of the Company (the "Warrants") to Lighthouse Capital Partners V, L.P. ("Lighthouse") in connection with Lighthouse's entrance into a working capital credit facility and a bridge loan, respectively, each on behalf of the Company. In connection therewith, the Company and the Series A Holders entered into an amendment to the Original Agreement, Amendment No. 1 to the Investors' Rights Agreement pursuant to which Lighthouse became a party to the Original Agreement for certain purposes.

        C.    The Company and the holders of the Company's Series B Preferred Stock (the "Series B Preferred") listed on Exhibit B hereto (the "Series B Holders" and together with the Series A Holders, the "Investors") have entered into a Series B Preferred Stock Purchase Agreement (the "Series B Purchase Agreement") of even date herewith pursuant to which the Company desires to sell to the Series B Holders and the Series B Holders desire to purchase from the Company, shares of the Company's Series B Preferred.

        D.    A condition to the Series B Holders' obligations under the Series B Purchase Agreement is that the Company, the Investors and Lighthouse amend and restate the Original Agreement, as amended, as set forth below.

        E.    The Company, the Investors and Lighthouse each desire to induce the arrangements set forth in this Agreement, and the sale and purchase of shares of Series B Preferred pursuant to the Series B Purchase Agreement, by agreeing to the terms and conditions set forth below.

AGREEMENT

        The parties hereby agree as follows:

        1.    Registration Rights.    The Company and the Holders (as defined below) covenant and agree as follows:

          1.1    Definitions.    For purposes of this Agreement:

            (a)   The term "Exchange Act" means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

            (b)   The term "Form S-3" means such form under the Securities Act (as defined below) as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company's subsequent public filings under the Exchange Act;

            (c)   The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement, and shall include, without limitation, Lighthouse;

            (d)   The term "Preferred Stock" means shares of Series A Preferred and Series B Preferred designated in the Restated Certificate;

            (e)   The term "Qualified IPO" means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act, (i) the public offering price of which is not less than the product of (A) one and one-half and (B) the then current Conversion Price (as defined in the Restated Certificate) of the Series B Preferred (subject to adjustment under the Restated Certificate) and (ii) which such public offering results in aggregate cash proceeds to the Company of not less than $30,000,000 (net of underwriting discounts and commissions);

            (f)    The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

            (g)   The term "Registrable Securities" means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock (including without limitation Preferred Stock issued to Lighthouse), other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, (ii) solely for purposes of Section 1.14 below, 200,000 shares of Common Stock held by Domain Partners V, L.P. and its Affiliates, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.15 below;

            (h)   The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

            (i)    The term "Restated Certificate" shall mean the Company's Second Amended and Restated Certificate of Incorporation;

            (j)    The term "SEC" means the Securities and Exchange Commission; and

            (k)   The term "Securities Act" means the Securities Act of 1933, as amended (and any successor thereto), and the rules and regulations promulgated thereunder.

          1.2    Request for Registration.

            (a)   If the Company shall receive at any time after the earlier of (i) August 18, 2008, or (ii) one (1) year after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of at least thirty-five percent (35%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding (but not less than the number of shares of Registrable Securities, the anticipated aggregate offering price of which, net of underwriting discounts and commissions, would exceed $5,000,000), then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.

            (b)   If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Holders of a majority of the Registrable Securities held by the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by the Holders of a majority of the Registrable Securities held by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

            (c)   Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, or for a filed registration statement to be amended and have been declared effective, and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing and/or having the registration statement declared effective for a period of not more than 180 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

            (d)   In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2 after the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective.

          1.3    Company Registration.    If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating to a Qualified IPO, a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.4, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

          1.4    Form S-3 Registration.

            (a)   In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

              (i)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

              (ii)   as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (A) if Form S-3 is not available for such offering by the Holders; (B) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (C) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement and/or have the registration statement declared effective for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (D) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (E) in any particular jurisdiction in which the

      Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (F) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

            (b)   Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

          1.5    Obligations of the Company.    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a)   Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

            (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

            (c)   Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

            (d)   Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days.

            (g)   Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

            (h)   Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

            (i)    Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, in a firm commitment underwriting (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

          1.6    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.

          1.7    Expenses of Registration.    All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of a single counsel for the selling Holders selected by them, shall be borne by the Company.

          1.8    Underwriting Requirements.    In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total number of shares of Common Stock entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty five percent (25%) of the total number of shares of Common Stock included in such offering, unless such offering is the initial public offering of the Company's Common Stock, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included or (ii) any securities held by any other stockholder be included if any securities held by any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate number of shares of Common Stock (including convertible Preferred Stock on an as converted basis) carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

          1.9    Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10    Indemnification.    In the event any Registrable Securities are included in a registration statement under this Section 1:

            (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, statutory or final prospectus contained therein or any amendments or supplements thereto or Company issued free writing prospectuses (but excluding any free writing prospectuses not prepared by the Company), (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

            (b)   To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided,that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

            (c)   Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

            (d)   If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f)    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11    Reports Under the Exchange Act.    With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

            (a)   make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

            (b)   take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

            (c)   file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (d)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.12    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) of at least twenty five percent (25%) of the securities then held by the Holder, (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (iii) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an "Affiliated Fund"), (iv) who is a Holder's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder's "Immediate Family Member", which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or such Holder's Immediate Family Member (collectively, the persons and entities listed in Section 1.12 subparagraphs (ii), (iii), (iv) and (v) are referred to herein as an Investor's

  "Affiliates"), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

          1.13    Limitations on Subsequent Registration Rights.    From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included.

          1.14    Lock-Up Agreement.

            (a)    Lock-Up Period; Agreement.    In connection with the initial public offering of the Company's securities and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company's initial public offering.

            (b)    Limitations.    The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all one-percent (1%) securityholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

            (c)    Stop-Transfer Instructions.    In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

            (d)    Transferees Bound.    Each Holder agrees that prior to the Company's initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14, provided that this Section 1.14(d) shall not apply to transfers pursuant to a registration statement or transfers after the 12-month anniversary of the effective date of the Company's initial registration statement subject to this Section 1.14.

          1.15    Termination of Registration Rights.    No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) seven (7) years following the consummation of a Qualified IPO, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares at the same instance in a single transaction without registration or any other restrictions, or (iii) upon termination of the Agreement, as provided in Section 3.1.

        2.    Covenants of the Company.

          2.1    Delivery of Financial Statements.    The Company shall deliver to each Holder of at least 2,000,000 shares of Registrable Securities (subject to adjustment pursuant to any stock splits, stock dividends, recapitalizations and the like):

            (a)   as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

            (b)   as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

            (c)   within 30 days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

            (d)   as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, an updated list of all stockholders of the Company that includes the name of each stockholder and the number and class of shares held by each stockholder, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

            (e)   with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present in all material respects the financial condition of the Company and its results of operations for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.

          2.2    Inspection.    The Company shall permit each Holder, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Holder; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

          2.3    Right of First Offer.    Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Investor a right of first offer with respect to future sales by the

  Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, Investor includes any of its Affiliates. An Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or any of its Affiliates, in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

            (a)   The Company shall deliver a notice (the "RFO Notice") to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

            (b)   Within 15 calendar days after delivery of the RFO Notice, each Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Investor bears to the sum of (A) the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) and (B) shares of Common Stock issuable to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other stock plan approved by the Board of Directors. Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Investor that purchases all the shares available to it (each, a "Fully Exercising Investor") of any other Investor's failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully Exercising Investor shall be entitled to obtain that portion of the Shares for which Investors were entitled to subscribe but which were not subscribed for by the Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

            (c)   The Company may, during the 45 day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

            (d)   The right of first offer in this Section 2.3 shall not be applicable to (i) up to 7,000,000 shares of Common Stock (as adjusted for stock splits, dividends and the like) issued or issuable to employees, consultants, advisors or directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company (or a higher number of shares provided the Company obtains the unanimous consent of the Board of Directors), including at least one of the directors appointed by the holders of Series B Preferred and at least one of the directors appointed by the holders of Series A Preferred; (ii) up to 2,000,000 shares of capital stock (as adjusted for stock splits, dividends and the like), or options or warrants to purchase capital stock (x) issued in connection with strategic transactions involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements, or (y) issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the issuance of which, in each case, are approved by the Board of Directors, including at least one of the directors appointed by the holders of Series B Preferred and at least one of the directors appointed by the holders of Series A Preferred; (iii) shares of Common Stock issued or issuable for or in connection with the acquisition of all or a substantial portion of the assets or business of another entity by the Company pursuant to an agreement or arrangement approved by the Board of Directors, including at least one of the directors appointed by the holders of Series B Preferred and at least one of the directors appointed by the holders of Series A Preferred; (iv) shares of Common Stock issued or issuable upon conversion of or as a dividend or distribution on the Preferred Stock; (v) Common Stock issued pursuant to stock dividends, stock splits or similar transactions; and (vi) capital stock issued upon the conversion or exercise of convertible or exercisable securities, including options and warrants, outstanding as of the date hereof. In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Investor is not an "accredited investor," as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

          2.4    Qualified Small Business Stock Status.    In the event that the Company proposes to take an action or engage in a transaction that would reasonably be expected to result in the shares being purchased under the Series A Purchase Agreement or Series B Purchase Agreement no longer being "qualified small business stock" within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall notify the Investors and consult in good faith to devise a mutually agreeable and reasonable alternative course of action or transaction structure that would preserve such status. In addition, the Company shall submit to the Investors and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within ten (10) days after any Investor has delivered to the Company a written request therefor, the Company shall deliver to such Investor a written statement informing the Investor whether, in the Company's good-faith judgment after a reasonable investigation, such Investor's interest in the Company constitutes "qualified small business stock" as defined in Section 1202(c) of the Code, or would constitute "qualified small business stock," if determination of whether stock constitutes "qualified small business stock" were made by taking into account the modifications set forth in Section 1045(b)(4) of the Code. The Company's obligation to furnish a written statement pursuant to this Section 2.4 shall continue notwithstanding the fact that a class of the Company's stock may be traded on an established securities market.

          2.5    Vesting.    With respect to any shares issued or options or rights granted to employees, consultants, directors or other service providers after the date hereof, unless otherwise approved by the consent of the Company's Board of Directors, including at least one of the directors appointed by the holders of Series B Preferred and at least one of the directors appointed by the holders of Series A Preferred, the Company shall cause each employee, consultant, director or other service provider of the Company to enter into an agreement providing for vesting of such shares or options or rights over forty-eight (48) months, with no shares or options or rights being vested for twelve (12) months from the date of commencement of services in the case of stock or option grants for new hires, or the date of issuance or grant in the case of subsequent stock or options grants, at which time 12/48ths of the shares or options or rights shall vest and 1/48th of such shares, options or rights shall vest monthly thereafter. Any options providing for early exercise and any grant of restricted stock shall provide for a repurchase option so that upon termination of services of the stockholder, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws) retains the option to repurchase at cost any unvested shares held by such stockholder. Unless otherwise approved by the unanimous consent of (i) the members of the Board of Directors elected by the holders of Preferred Stock pursuant to the Restated Certificate and (ii) the compensation committee of the Board of Directors, no option grant nor any grant of restricted stock shall provide for any acceleration of vesting. Notwithstanding anything to the contrary herein, no such consent shall be required with respect to the acceleration of vesting of options (A) in connection with a Corporate Transaction (as defined in the Company's 2003 Equity Incentive Plan) in which the options are not assumed, or (B) for the inclusion in an option double trigger acceleration of vesting in connection with a change of control of the Company as permitted by the Company's 2003 Equity Incentive Plan.

          2.6    Insurance.    The Company covenants that it has procured, and will continue to maintain during the term hereof, a director and officer insurance policy in an amount no less than $2,000,000 and otherwise acceptable to the Investors, for each director and officer of the Company.

          2.7    Patent, Copyright and Nondisclosure Agreement.    The Company shall require all employees, officers and consultants to execute and deliver the Company's standard form of Patent, Copyright and Nondisclosure Agreement.

          2.8    Non-employee Director Compensation and Expenses.    The Company shall (i) provide all non-employee members of the Board of Directors with the same amount and form of consideration and (ii) reimburse each non-employee member of the Board of Directors for reasonable out-of-pocket expenses incurred by such directors in connection with his or her attendance at meetings of the Board of Directors.

          2.9    Qualified Small Business.    The Company covenants that so long as any of the Preferred Stock, or the Common Stock into which such shares are converted, are held by a Holder (in whose hands such shares are eligible to qualify as "qualified small business stock" as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code") ("Qualified Small Business Stock"), it will (i) comply with any applicable filing or reporting requirements imposed by the Code on issuers of Qualified Small Business Stock and (ii) execute and deliver to such Holder, from time to time, such forms, documents, schedules and other instruments as may be reasonably requested thereby to cause the Preferred Stock, or the Common Stock into which such shares are converted, to qualify as Qualified Small Business Stock and in connection therewith, execute and deliver to such Holder, from time to time, such forms, documents, schedules and other instruments as may be reasonably requested by such Holder to cause such shares of capital stock to qualify as Qualified Small Business Stock.

          2.10    Independent Directors.    The Company covenants that it will use best efforts to identify possible candidates to serve as independent directors on the Board of Directors following the date hereof.

          2.11    Termination of Covenants.

            (a)   The covenants set forth in Sections 2.1 through Section 2.9 shall terminate as to each Holder and be of no further force or effect immediately prior to the consummation of a Qualified IPO.

            (b)   The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.11(a) above.

        3.    Miscellaneous.

          3.1    Termination.    This Agreement shall terminate automatically, and have no further force and effect, upon the effective time, closing or consummation by the Company of a transaction or series of related transactions deemed to be a Liquidation Transaction, as defined in the Restated Certificate.

          3.2    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

          3.3    Successors and Assigns.    Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.4    Amendments and Waivers.    Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding; provided, however, if such amendment or waiver would adversely affect the rights of a specific series of the Preferred Stock in a manner different from the other series of the Preferred Stock, then such amendment or waiver shall require the consent of the Investors holding at least sixty-six and two-thirds percent (66 2/3%) in interest of such series of Preferred Stock. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Preferred Stock as "Investors" and "Holders." Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

          3.5    Notices.    Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or facsimile number as set forth on the signature pages hereto or as subsequently modified by written notice.

          3.6    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

          3.7    Governing Law.    This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

          3.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.9    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.10    Aggregation of Stock.    All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Page Follows]

        The parties have executed this AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT as of the date first above written.

COMPANY:
NOVACARDIA, INC., a Delaware corporation
By:	/s/ Randall E. Woods Randall E. Woods, Chief Executive Officer
LIGHTHOUSE:
Lighthouse Capital Partners V, L.P.
By:	Lighthouse Management Partners V, L.L.C., its general partner
By:	/s/ Darren Haggerty
Name:	Darren Haggerty
Title:	Director of Portfolio Analysis 500 Drakes Landing Road Greenbrae, CA 94904
INVESTORS:
SKYLINE VENTURE PARTNERS QUALIFIED PURCHASER FUND IV, L.P.
By:	Skyline Venture Management IV, LLC, its General Partner
By:	/s/ John Freund
Name:	John Freund
Its:	Managing Director 525 University Ave., Suite 520 Palo Alto, CA 94301
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

SKYLINE VENTURE PARTNERS III, L.P.
By:	Skyline Venture Management III, LLC, its General Partner
By:	/s/ John Freund
Name:	John Freund
Its:	Managing Director 525 University Ave., Suite 520 Palo Alto, CA 94301
SKYLINE VENTURE PARTNERS QUALIFIED PURCHASER FUND III, L.P.
By:	Skyline Venture Management III, LLC, its General Partner
By:	/s/ John Freund
Name:	John Freund
Its:	Managing Director 525 University Ave., Suite 520 Palo Alto, CA 94301
INTERWEST PARTNERS IX, LP
By:	InterWest Management Partners IX, LLC, its General Partner
By:	/s/ Nina Kjellson Nina Kjellson Venture Member 2710 Sand Hill Rd. Second Floor Menlo Park, CA 94025
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

The Board of Trustees of the Leland Stanford Junior University (SBST-LS)
By:	/s/ Martina Poquet Martina Poquet, Director—Separate Investments Stanford Management Company 2770 Sand Hill Road Menlo Park, CA 94025
GC&H INVESTMENTS, LLC
By:	/s/ John L. Cardoza John L. Cardoza Managing Member 101 California Street, 5th Floor San Francisco, California 94111-5800
VP COMPANY INVESTMENTS 2004, LLC
By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Managing Member 555 West Fifth Street, Suite 800-Los Angeles, California 90013
MENDELSON FAMILY TRUST
By:	/s/ Alan C. Mendelson Alan Mendelson Trustee 76 De Bell Drive Atherton, California 94027
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

DOMAIN PARTNERS V, L.P.
By:	One Palmer Square Associates V, L.L.C., its General Partner
By:	/s/ Lisa A. Kraeutler Lisa A. Kraeutler Attorney in Fact One Palmer Square, Suite 515 Princeton, New Jersey 08542
DP V ASSOCIATES, L.P.
By:	One Palmer Square Associates V, L.L.C., its General Partner
By:	/s/ Lisa A. Kraeutler Lisa A. Kraeutler Attorney in Fact One Palmer Square, Suite 515 Princeton, New Jersey 08542
FORWARD VENTURES V, L.P.
By:	Forward V Associates, LLC, its General Partner
By:	/s/ Stuart Collinson Stuart Collinson Key Voting Member Forward Ventures V, L.P. 9393 Towne Centre Drive, Suite 200 San Diego, CA 92121
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

MONTREUX EQUITY PARTNERS II SBIC, L.P.
By:	Montreux Equity Management II, LLC, its General Partner
By:	/s/ Daniel K. Turner III Daniel K. Turner III Managing Member 3000 Sand Hill Road, Suite 260 Menlo Park, CA 94025-7073
MONTREUX EQUITY PARTNERS III SBIC, L.P.
By:	Montreux Equity Management III, LLC, its General Partner
By:	/s/ Daniel K. Turner III Daniel K. Turner III Managing Member 3000 Sand Hill Road, Suite 260 Menlo Park, CA 94025-7073
VERSANT VENTURE CAPITAL II, L.P.
By:	Versant Ventures II, L.L.C., its General Partner
By:	/s/ Camille Samuels Pearson Camille Samuels Pearson Managing Director 3000 Sand Hill Road Building 4, Suite 210 Menlo Park, CA 94025
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

VERSANT AFFILIATES FUND II-A, L.P.
By:	Versant Ventures II, L.L.C., its General Partner
By:	/s/ Camille Samuels Pearson Camille Samuels Pearson Managing Director 3000 Sand Hill Road Building 4, Suite 210 Menlo Park, CA 94025
VERSANT SIDE FUND II, L.P.
By:	Versant Ventures II, L.L.C., its General Partner
By:	/s/ Camille Samuels Pearson Camille Samuels Pearson Managing Director 3000 Sand Hill Road Building 4, Suite 210 Menlo Park, CA 94025
WINDAMERE II, LLC
By:	/s/ Scott Glenn Scott Glenn Title: Managing Member 6402 Cardeno Drive La Jolla, CA 92037
[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

WINDAMERE III, LLC
By:	/s/ Scott Glenn Scott Glenn Title: Managing Member 6402 Cardeno Drive La Jolla, CA 92037

[SIGNATURE PAGE TO AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT]

EXHIBIT A

Series A Holders

Domain Partners V, L.P.

DP V Associates, L.P.

Forward Ventures V, L.P.

Montreux Equity Partners II SBIC, L.P.

Montreux Equity Partners III SBIC, L.P.

Versant Venture Capital II, L.P.

Versant Affiliates Fund II-A, L.P.

Versant Side Fund II, L.P.

Windamere II, LLC

Windamere III, LLC

EXHIBIT B

Series B Holders

Skyline Venture Partners Qualified Purchaser Fund IV, L.P.

Skyline Venture Partners III, L.P.

Skyline Venture Partners Qualified Purchaser Fund III, L.P.

InterWest Partners IX, LP

The Board of Trustees of the Leland Stanford Junior University (SBST-LS)

GC&H Investments, LLC

VP Company Investments 2004, LLC

Mendelson Family Trust

Domain Partners V, L.P.

DP V Associates, L.P.

Forward Ventures V, L.P.

Montreux Equity Partners II SBIC, L.P.

Montreux Equity Partners III SBIC, L.P.

Versant Venture Capital II, L.P.

Versant Affiliates Fund II-A, L.P.

Versant Side Fund II, L.P.

Windamere III, LLC

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  Exhibit 4.7